Fulton Financial
CORPORATION

                 FOR IMMEDIATE RELEASE                                                                    Contact: Laura Wakeley
                 Office:    717-291-2616

Ballard appointed to
Fulton Financial Corporation Board of Directors

(December 21, 2010)  -- LANCASTER, PA. -  Lieutenant General Joe N. Ballard, US Army (ret),  of Davidsonville, MD, has been named to the board of directors of Fulton Financial Corporation (NASDAQ:  FULT), effective January 18, 2011.
      A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8507
  As a director, Ballard’s responsibilities will include appointing and reviewing the performance of senior management, reviewing and evaluating the Corporation’s financial and operational results, approving its overall strategic direction, and representing the interests of the shareholders.
 Ballard also serves on the board of directors of The Columbia Bank, a Fulton Financial Corporation subsidiary.
“As a decorated war veteran and an individual who has many personal and professional accomplishments, we are very much looking forward to having Lieutenant General Ballard join the FFC board of directors,” said R. Scott Smith, chairman and chief executive officer. “His expertise in management and business practices and his wide-ranging experiences will be a great asset to the Corporation.“
 Ballard is the founder, president and CEO of the Ravens Group, a management and staffing firm in Maryland. He is also a retired veteran who held his last military assignment as the 49th Chief of Engineers and Commander for the US Army Corps of Engineers. He was appointed to the position in 1996 by President Bill Clinton.
LTG Ballard’s military honors include; the Distinguished Service Medal, Legion of Merit (three awards), Bronze Star Medal (two awards), Defense Meritorious Service Medal and the Meritorious Service Medal (four awards). LTG Ballard was also recognized as the 1998 Black Engineer of the Year by the Council of Deans of Historically Black Colleges and Universities and the Career Communications Group.
Fulton Financial Corporation, a $16.4 billion Lancaster, Pa.-based financial holding company, has 3,850 employees and operates 271 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through seven affiliate banks.
    The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

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